**PHINDER TECHNOLOGIES INC** – OTC BB symbol (**PHDT**)

Miami, April 13, 2007. Phinder finalizes credit insurance

Zupintra Communications Inc. (Zupintra) a wholly owned subsidiary of Phinder Technologies Inc. (OTCBB: PHDT), is pleased to announce that it has finalized the credit insurance related to the $10,000,000 accounts receivable (A/R) financing as outlined in the Company's March 28th, 2007 press release.

"Closing the insurance was the last step in completing all the requirements necessary to fully utilize the A/R line. Zupintra is now in a very strong position to negotiate favorable contracts with international wholesale carriers", stated Lex van Arem, CEO of Phinder Technologies Inc.

The insurance covers over 25 countries, including but not limited to India, England, France, Italy, the Netherlands, Canada and the USA.

Zupintra will now be able to offer their services to tier 1 telecommunication companies. These companies have significant international voice traffic needs, representing a substantial business opportunity for Zupintra. Since Zupintra will now be able to finance up to $10 million dollars of sales per billing cycle, based on a 30 day cycle it is now in the position to fund up to $120,000,000 (one hundred and twenty million dollars) in annual revenue.

**Phinder Technologies'** core business runs through its wholly owned subsidiary, Zupintra Communications Inc. Zupintra is a facilities based wholesaler of international voice traffic within the carrier to carrier network. As a wholesale VoIP provider, Zupintra Communications Inc. signs both origination and termination contracts with next generation carriers and profits from negotiated rates.

FRANKFURT - WKN #: A0DQU5

For Investor Relations contact:

David Putnam
Email: ir@phinder.com
416-815-1771 ext.227

www.phinder.com